EXHIBIT 10.1

ROBERT GIULIANO EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated December 13, 2012 (“Effective Date”), is between Bryce Rx Laboratories, Inc. (“Company”) and Robert Giuliano (“Employee”).

WITNESSETH:

WHEREAS, on the Effective Date, all of the outstanding shares of stock of the Company were sold to Sunpeaks Ventures, Inc.;

WHEREAS, Employee has been employed by Company before the sale of its stock and Employee possesses a great deal of knowledge about the business affairs of Company;

WHEREAS, the Board of Directors of Company considers it to be in the best interests of Company that Employee remain with Company and continue to devote his attention to Company;

WHEREAS, to induce Employee to remain in the employ of Company, Company desires to enter into this Agreement with Employee; and

WHEREAS, Employee desires to have Company agree to employment and agrees to be bound by the covenants herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, Company and Employee agree as follows:

1.            Term.  Company shall employ Employee for a period of four (4) years commencing on the Effective Date and ending on December 31, 2016, provided, however, if no default by Employee under this Agreement has occurred and is continuing, or this Agreement has not been terminated earlier as provided herein, Employee may extend this Agreement for one (1) additional year upon the mutual written agreement of both parties (“Term”).

2.            Duties.

(a)           During the Term, Employee will be employed as an advisor to work up to four (4) days per week at the Company’s request and as determined by Company, in its sole discretion, and, in addition, in such other capacity or capacities for Company as may be determined from time to time by or under the authority of the Board of Directors, President or Chief Executive Officer of Company, and he will devote his skill, knowledge and working time to the conscientious performance of his duties.

(b)          Employee hereby represents that his employment hereunder and compliance by him with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which he is a party or by which he may be bound.

3.            Compensation.  Compensation.  As compensation for the duties to be performed by Employee hereunder, Company will pay Employee during the Term an annual salary of $155,000, less any deductions and withholdings required by law, paid in equal installments as the Company may reasonably determine based upon the payment periods for its other employees.

4.            Expenses.  Company will reimburse Employee for reasonable travel, lodging and meal expenses incurred by him in connection with his performance of services hereunder upon submission by him of evidence, satisfactory to Company, of the incurrence and purpose of each such expense, all subject to the expense reimbursement policies of the Company established from time to time.

5.            Benefits.  Company will, at its expense, provide medical insurance and other benefits comparable to those currently provided to other similarly situated employees of Company or such other comparable programs as the Board of Directors of Company, in its sole discretion, shall determine.

6.            Termination Provisions.

(a)           Automatic Termination.  Employee’s employment hereunder shall automatically terminate upon his death or “disability” (as hereinafter defined).  For purposes of this Agreement, “disability” is defined to mean that, as a result of Employee=s incapacity due to physical or mental illness, Employee shall have been absent from his duties as described hereunder (or any other capacity in which he then serves) for six (6) consecutive months.

(b)           Cause Termination.  Company may terminate Employee’s employment for “cause (as hereinafter defined).  For purposes of this Agreement, Company shall have “cause” to terminate Employee=s employment hereunder upon (i) the willful failure by Employee to substantially perform his duties and continuance of such failure for more than twenty (20) days after Company notifies Employee in writing that he is failing to substantially perform his duties; (ii) the engaging by Employee in serious misconduct which is injurious to Company or its reputation; or (iii) the conviction of Employee in a court of proper jurisdiction of a crime which constitutes a felony.

(d)          Voluntary Termination by Employee.  Employee may voluntarily terminate his employment with the Company at any time upon ninety (90) days prior written notice; however, upon receipt of such termination notice, Company, at its sole discretion, shall have the right to accelerate Employee’s termination to any date within such ninety (90) day period.

(c)           Payments upon Certain Terminations.  If Employee’s employment is terminated upon Employee’s death or disability, or Employee terminates his employment voluntarily, or the employment of the Employee by the Company is terminated for any reason other than the Company’s termination of the Employee without cause, Company shall continue to pay Employee his compensation as provided in Section 3 through and including Employee’s date of termination, but shall cease any payment of employment compensation at the date of termination.  If Employee’s employment is terminated by the Company without cause, Company shall continue to pay Employee his compensation as provided in Section 3 through and including December 31, 2017.

7.            Arbitration.  Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial [or other] Arbitration Rules including the Optional Rules for Emergency Measures of Protection, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Within 15 days after the commencement of arbitration each party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within ten days of their appointment.  If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association.  The place of arbitration shall be Connecticut.  Consistent with the expedited nature of arbitration, each party will, upon the written request of the other party, promptly provide the other with copies of documents relevant to the issues raised by any claim or counterclaim on which the producing party may rely in support of or in opposition to any claim or defense.  Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the chair of the arbitration panel, which determination shall be conclusive.  All discovery shall be completed within 60 days following the appointment of the arbitrators.  The arbitrators will have no authority to award punitive or other damages not measured by the prevailing party’s actual damages, except as may be required by statute.  Each party shall bear its own costs and expenses and an equal share of the arbitrators’ and administrative fees of arbitration.

8.            Successors; Binding Agreement.  Company will require any successor (by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company, by agreement in form and substance reasonably satisfactory to Employee, expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place.  Failure of Company to obtain such agreement before the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from Company in the same amount and on the same terms as Employee would be entitled hereunder if Company terminated his employment other than for “cause as contemplated by Section 6 hereof, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination.  This Agreement shall inure to the benefit of and be enforceable by Employee=s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employees devisees, legatee, or other designee or, if there be no such designee, to his estate.

9.            Notices.  All notices, requests, demands, consents, and other communications which are required or may be given under this Agreement (collectively, the “Notices”) shall be in writing and shall be given either (a) by personal delivery against a receipted copy, or (b) by overnight FedEx delivery, to the following addresses:

(i) If to Employee:	Robert Giuliano
to the most recent address on record with Company

(ii) If to the Company:	c/o Sunpeaks Ventures, Inc. 9337 Fraser Avenue Silver Spring, MD 20910 Attention: Mackie Barch

or to such other address of which written notice in accordance with this Section 9 shall have been provided by such party.  Notices may only be given in the manner hereinabove described in this Section 9 and shall be deemed received when given in such manner.

10.          Miscellaneous.  No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board of Directors of Company or a person authorized thereby and is agreed to in a writing signed by Employee and such officer as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Maryland.

11.          Validity.  The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

WITNESS:		EMPLOYEE:

/s/ illegible	By:	/s/ Robert Giuliano	(SEAL)
Robert Giuliano

WITNESS:		COMPANY: Bryce Rx Laboratories, Inc.

/s/ illegible	By:	/s/ Robert Giuliano	(SEAL)